EXHIBIT 2


                               PLAN OF CONVERSION
                                       FOR
                              CLOVER LEAF BANK, SB
                             EDWARDSVILLE, ILLINOIS


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                                TABLE OF CONTENTS


 1.  INTRODUCTION............................................................  1

 2.  DEFINITIONS.............................................................  2

 3.  PROCEDURE FOR CONVERSION................................................  6

 4.  HOLDING COMPANY APPLICATIONS AND APPROVALS..............................  7

 5.  SALE OF CONVERSION STOCK................................................  7

 6.  NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK.................  8

 7.  PURCHASE BY THE HOLDING COMPANY OF THE STOCK OF THE BANK................  9

 8.  SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY).......  10

 9.  SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)................  11

10.  SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE
     ACCOUNT HOLDERS (THIRD PRIORITY).......................................  11

11.  SUBSCRIPTION RIGHTS OF VOTING MEMBERS (FOURTH PRIORITY)................  12

12.  COMMUNITY OFFERING (FIFTH PRIORITY)....................................  12

13.  SYNDICATED COMMUNITY OFFERING..........................................  13

14.  PURCHASE LIMITATIONS...................................................  14

15.  PAYMENT FOR CONVERSION STOCK...........................................  16

16.  MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS...........  17

17.  UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT........  18

18.  RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION.......................  18

19.  VOTING RIGHTS OF STOCKHOLDERS..........................................  19

20.  ESTABLISHMENT OF LIQUIDATION ACCOUNT...................................  20

21.  TRANSFER OF DEPOSIT ACCOUNTS...........................................  21

22.  RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY................  21

23.  PAYMENT OF DIVIDENDS...................................................  21

24.  STOCK-BASED COMPENSATION PLANS.........................................  22

25.  AMENDMENT OF PLAN......................................................  22

26.  ARTICLES OF INCORPORATION AND BYLAWS...................................  22

27.  CONSUMMATION OF CONVERSION.............................................  23

28.  REGISTRATION AND MARKETING.............................................  23

29.  RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES......................  23

30.  EXPENSES OF CONVERSION.................................................  23

31.  CONDITIONS TO CONVERSION...............................................  24

32.  INTERPRETATION.........................................................  24


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                             PLAN OF CONVERSION FOR
                              CLOVER LEAF BANK, SB
                             EDWARDSVILLE, ILLINOIS


1.   INTRODUCTION

     This Plan of Conversion (the "Plan") provides for the conversion of Clover Leaf Bank, SB, Edwardsville, Illinois (the "Bank") into an Illinois capital stock savings bank and then, at the discretion of the Bank, to an Illinois-chartered commercial bank. The conversion of the Bank to stock form is referred to herein as the "Stock Conversion," the conversion of the Bank to an Illinois- chartered commercial bank is referred to herein as the "Bank Conversion," and the Stock Conversion and Bank Conversion are referred to herein collectively as the "Conversion." The Stock Conversion will be completed prior to the consummation of the Bank Conversion, and the Bank shall not be required to complete the Bank Conversion. The Board of Directors of the Bank currently contemplates that all of the stock of the Bank shall be held by a Delaware corporation (the "Holding Company"). The purpose of this conversion is to restructure the Bank in the stock form of organization which is used by commercial banks and an increasing number of savings institutions, and to enable the Bank to adopt employee stock benefit and other stock incentive plans. Converting the Bank to stock form will increase the Bank's capital base and enhance the Bank's ability to expand its franchise and the range of products and services it offers. The stock form of organization also will enable the Bank to adopt stock option and other stock benefit plans that will make the Bank more competitive in providing incentive compensation to management and employees. Stock ownership is viewed as an effective performance incentive and as a means of attracting, retaining and compensating management and other key personnel. The stock holding company form of organization will also offer the Bank greater organizational and operating flexibility, including powers available to holding companies that are not available to the Bank itself.

     Shares of capital stock of the Bank will be sold to the Holding Company and the Holding Company will offer the Conversion Stock upon the terms and conditions set forth herein to Eligible Account Holders, tax-qualified employee stock benefit plans (the "Employee Plans"), Supplemental Eligible Account Holders and Voting Members, in the respective priorities set forth in this Plan. Any shares of Conversion Stock not subscribed for by the foregoing classes of persons will be offered for sale to certain members of the public either directly by the Bank and the Holding Company through a Community Offering or a Syndicated Community Offering or through an underwritten firm commitment public offering, or through a combination thereof.

     This Plan, which has been unanimously approved by the Board of Directors of the Bank, also must be approved by the affirmative vote of at least a majority of the total number of votes entitled to be cast by Members of the Bank at a special meeting to be called for that purpose. Prior to the submission of this Plan to the Members for consideration, the Plan must be approved by the Commissioner of the Office of Banks and Real Estate of the State of Illinois (the "Commissioner"). The Stock Conversion is also subject to the non-objection of the Federal Deposit Insurance Corporation. No change will be made in the Board of Directors or management as a result of the Conversion.


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2.   DEFINITIONS

     For the purposes of this Plan, the following terms have the following meanings:

     Account Holder - The term Account Holder means any Person holding a Deposit Account in the Bank.

     Acting in Concert - The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person or company which acts in concert with another Person or company ("other party") shall also be deemed to be acting in concert with any Person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

     Actual Purchase Price - The term Actual Purchase Price means the per share price at which the Conversion Stock is ultimately sold in accordance with the terms hereof.

     Associate - The term Associate when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Bank or a majority-owned subsidiary of the Bank) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity except that for the purposes of Sections 9 and 13 hereof, the term "Associate" does not include any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan in which a Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term "Associate" does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the Bank or the Holding Company or any of its parents or subsidiaries.

     Bank - The term Bank means Clover Leaf Bank, SB, Edwardsville, Illinois.

     Bank Conversion - The conversion of the Bank to an Illinois-chartered commercial bank or national bank after the completion of the Stock Conversion.

     Commissioner - The term Commissioner means the Commissioner of the Office of Banks and Real Estate of the State of Illinois.


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     Community - Madison County.

     Community Offering - The term Community Offering means the offering for sale to certain members of the general public directly by the Bank or the Holding Company of any shares not subscribed for in the Subscription Offering.

     Conversion - The Stock Conversion and, at the discretion of the Bank, the Bank Conversion.

     Conversion Stock - The term Conversion Stock means the $.10 par value common stock offered and issued by the Holding Company in the Stock Conversion.

     Deposit Account - The term Deposit Account means all deposits of the Bank as defined in Section 7001 of the Savings Bank Act of Illinois, and includes without limitation, certificates of deposit, checking, savings, time, demand, negotiable orders of withdrawal (NOW), money market and passbook accounts maintained by the Bank.

     Director - The term Director means a member of the Board of Directors of the Bank.

     Eligible Account Holder - The term Eligible Account Holder means any person holding a Qualifying Deposit at the Bank on the Eligibility Record Date.

     Eligibility Record Date - The term Eligibility Record Date means the date for determining Eligible Account Holders in the Bank and is May 31, 2000.

     Employees - The term Employees means all Persons who are employed by the Bank.

     Employee Plans - The term Employee Plans means the Tax-Qualified Employee Stock Benefit Plans, approved by the Board of Directors of the Bank.

     Estimated Price Range - The term Estimated Price Range means the range of minimum and maximum aggregate values determined by the Board of Directors of the Bank within which the aggregate amount of Common Stock sold in the Offering will fall. The Estimated Price Range will be within the estimated pro forma market value of the Conversion Stock as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

     FDIC - The term FDIC means the Federal Deposit Insurance Corporation.

     Federal Reserve Board - The term Federal Reserve Board means the Board of Governors of the Federal Reserve System.


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     Holding Company - The term Holding  Company means the Delaware  corporation formed for the purpose of acquiring all of the shares of capital stock of the Bank to be issued in connection with the Stock Conversion.

     Independent Appraiser - The term Independent Appraiser means an appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Conversion Stock.

     Maximum Subscription Price - The term Maximum Subscription Price means the amount per share of Conversion Stock to be paid initially by Participants in the Subscription Offering and by Persons in the Community Offering.

     Member - The term Member means any Person or entity who qualifies as a member of the Bank pursuant to its charter and bylaws as of the Voting Record Date.

     Offering  -  The  term  Offering  means,  collectively,   the  Subscription
Offering, the Community Offering and the Syndicated Community Offering.

     Officer - The term Officer means an executive officer of the Bank which includes the Chief Executive Officer, President, Senior Vice Presidents, Executive Vice Presidents in charge of principal business functions, Secretary and Controller and any Person performing functions similar to those performed by the foregoing persons.

     Order Form - The term Order Form means any form together with attached cover letter, sent by the Bank to any Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding subscriptions for Conversion Stock in the Subscription and Community Offerings.

     Participants - The term Participants means the Employee Plans, Eligible Account Holders, Supplemental Eligible Account Holders and Voting Members.

     Person - The term Person means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, a government or political subdivision thereof or any other entity.

     Plan - The term Plan means this Plan of Conversion of the Bank, including any amendment approved as provided in this Plan.

     Preferred Subscriber - A natural person residing in the Bank's Community.

     Prospectus - The one or more documents used in offering the Conversion Stock in the Offering.


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     Qualifying  Deposit - The term Qualifying Deposit means the balance of each
Deposit Account of $50 or more in the Bank at the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be. Deposit Accounts with deposit balances of less than $50 shall not constitute a Qualifying Deposit.

     Recognition Plans - The term Recognition Plans means Recognition and Retention Plans adopted by the Board of Directors to retain employees, executive officers and directors of experience and ability by providing them with common stock of the Holding Company.

     Resident - The terms "resident," "residence," "reside," "resided" or "residing" as used herein with respect to any person shall mean any person who occupied a dwelling within the Bank's Community, has an intent to remain with the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

     SEC - The term SEC means the Securities and Exchange Commission.

     Special Meeting of Members - The term Special Meeting of Members means the special meeting and any adjournments thereof held to consider and vote upon this Plan.

     Stock Conversion - The conversion of the Bank from an Illinois-chartered mutual savings bank to an Illinois-chartered capital stock savings bank pursuant to this Plan.

     Subscription Offering - The term Subscription Offering means the offering of Conversion Stock for purchase through Order Forms to Participants.

     Subscription Price Range - The term Subscription Price Range means the per share price range established by the Bank prior to commencement of the Subscription and Community Offerings, and is based on the valuation of the Independent Appraiser.

     Supplemental Eligible Account Holder - The term Supplemental Eligible Account Holder means any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date who is not an Eligible Account Holder, Employee Plan, or an Officer or Director of the Bank who became an Officer or Director after the Eligibility Record Date.


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     Supplemental  Eligibility  Record Date - The term Supplemental  Eligibility
Record Date means the last day of the calendar quarter preceding the approval of the Plan by the Commissioner.

     Syndicated Community Offering - The term Syndicated Community Offering means the offering of Conversion Stock following the Subscription and Community Offerings through a syndicate of broker-dealers.

     Syndicated Community Offering Price - The term Syndicated Community Offering Price means the per share price submitted with orders for shares of Conversion Stock in the Syndicated Community Offering.

     Tax-Qualified Employee Stock Benefit Plan - The term Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code. The Bank may make scheduled discretionary contributions to a tax-qualified employee stock benefit plan, provided such contributions do not cause the Bank to fail to meet its regulatory capital requirement. A "Non-Tax-Qualified Employee Stock Benefit Plan" is any defined benefit plan or defined contribution plan which is not so qualified.

     Voting Member - The term Voting Member means any person who at the close of business on the Voting Record Date is entitled to vote as a member of the Bank in accordance with its mutual articles of incorporation and bylaws and the laws of the State of Illinois.

     Voting Record Date - The term Voting Record Date means the date fixed by the Directors in accordance with regulations of the Commissioner for determining eligibility to vote at the Special Meeting of Members.

3.   PROCEDURE FOR CONVERSION

     After approval of the Plan by the Board of Directors of the Bank, the Plan shall be submitted together with all other requisite material to the Commissioner for approval and the FDIC for its non- objection. Notice of the adoption of the Plan by the Board of Directors of the Bank and the submission of the Plan to the Commissioner and the FDIC will be published in a newspaper having general circulation in the community in which the office of the Bank is located and copies of the Plan will be made available at the main office of the Bank for inspection by the Members. Upon receipt of advice from the Commissioner that the application has been received and is in the prescribed form, the Bank will publish a "Notice of Filing of an Application for Conversion to a Stock Bank" in a newspaper of general circulation in the Bank's Community. A copy of such notice will be prominently displayed in each office of the Bank. Following approval by the Commissioner and non-objection by the FDIC, the Plan will be submitted to a vote of the Members at the Special Meeting of Members called for that purpose. At least 20 days but not more than 45 days prior to the Special Meeting of Members, the Bank shall distribute proxy solicitation materials to


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all  Members.  Upon  approval  of the Plan by at least a  majority  of the total outstanding votes of the Members, the Bank will take all other necessary steps pursuant to applicable laws and regulations to complete the Stock Conversion. Following the Stock Conversion the Bank may, but is not required to complete the Bank Conversion. The Conversion must be completed within 24 months of the approval of the Plan by the Members, unless a longer time period is permitted by governing laws and regulations.

     By voting in favor of the adoption of the Plan and the Conversion, the Members will be voting in favor of (i) the Stock Conversion and the adoption by the Bank of the Stock Charter and Bylaws in the forms attached as Exhibits A and B to this Plan and (ii) the subsequent Bank Conversion and the adoption by the Bank of the Illinois bank charter and bylaws in the forms attached as Exhibits C and D to this Plan. Failure to pursue or receive regulatory approval for the Bank Conversion shall have no effect on the vote with respect to the Stock Conversion.

     The Conversion Stock will not be insured by the FDIC. The Bank will not knowingly lend funds or otherwise extend credit to any Person to purchase shares of the Conversion Stock.

4.   HOLDING COMPANY APPLICATIONS AND APPROVALS

     The Holding Company shall make timely applications for any requisite regulatory approvals, including an Application on Form FR Y-3 to be filed with the Federal Reserve Board, an application with the Commissioner to have the Holding Company become a holding company under Illinois law and a Registration Statement to register the Conversion Stock under the Securities Act of 1933, as amended, to be filed with the SEC. The Bank shall be a wholly-owned subsidiary of the Holding Company.

5.   SALE OF CONVERSION STOCK

     The Conversion Stock will be offered simultaneously in the Subscription Offering to Eligible Account Holders, the Employee Plans, Supplemental Eligible Account Holders and Voting Members in the respective priorities set forth in Sections 8 through 11 of this Plan. The Subscription Offering may be commenced as early as the mailing of the proxy statement for the Special Meeting of Members and must be commenced in time to complete the Stock Conversion within the time period specified in Section 3.

     Any  shares of  Conversion  Stock not  subscribed  for in the  Subscription
Offering  will be offered  for sale in the  Community  Offering  as  provided in
Section 12 of this Plan. The Subscription Offering may be commenced prior to the Special Meeting of Members and, in that event, the Community Offering may also be commenced prior to the Special Meeting of Members. The offer and sale of Conversion Stock prior to the Special Meeting of Members, however, shall be conditioned upon approval of this Plan by the Members. If necessary, any shares of Conversion Stock remaining after the Subscription and Community Offerings, will be sold in a Syndicated Community Offering as provided in Section 13 of this Plan in a manner that will achieve the widest distribution of the Conversion Stock.


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     The Bank may elect to offer to pay fees on a per share basis to  qualifying brokers, as determined by the Bank in its sole discretion, who assist Persons in determining to purchase shares in the Subscription and Community Offerings.

6.   NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK

     The total number of shares (or a range thereof) of Conversion Stock to be issued and offered for sale will be determined jointly by the Board of Directors of the Bank and Board of Directors of the Holding Company immediately prior to the commencement of the Subscription and Community Offerings, subject to adjustment if necessitated by market or financial conditions, with the approval of the Commissioner, if necessary. In particular, the total number of shares may be increased by up to 15% of the number of shares offered in the Subscription and Community Offerings if the Estimated Price Range is increased after to the commencement of the Subscription and Community Offerings to reflect changes in market and financial conditions and the Actual Purchase Price in the aggregate is not more than 15% above the maximum of the Estimated Price Range.

     All shares sold in the Stock Conversion will be sold at a uniform price per share referred to in this Plan as the Actual Purchase Price. The aggregate purchase price for all shares of Conversion Stock will be based upon a pro forma valuation of the aggregate pro forma market value of the Conversion Stock prepared by Independent Appraiser. Prior to the commencement of the Subscription and Community Offerings, an Estimated Price Range will be established, which range will vary within 15% above to 15% below the midpoint of such range. The number of shares of Conversion Stock to be issued may be increased or decreased by the Bank. In the event that the aggregate purchase price of the Conversion Stock is below the minimum of the Estimated Price Range, or materially above the maximum of the Estimated Price Range, resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Estimated Price Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Bank shall establish, with the approval of the Commissioner, if required. Up to a 15% increase in the number of shares to be issued which is supported by an appropriate change in the estimated pro forma market value of the Holding Company will not be deemed to be material so as to require a resolicitation of subscriptions.

     Based upon the independent valuation as updated prior to the commencement of the Subscription and Community Offerings, the Board of Directors of the Holding Company and the Board of Directors of the Bank will fix the Maximum Subscription Price and the Subscription Price Range. If upon completion of the Subscription and Community Offerings all of the Conversion Stock is subscribed for, or if because of a limited number of unsubscribed shares or otherwise a Syndicated Community Offering cannot be effected, the Actual Purchase Price for each share of Conversion Stock will be determined jointly by the Bank and the Holding Company as follows: (a) the estimated aggregate pro forma market value of the Holding Company immediately after the Stock Conversion as determined by the Independent Appraiser, expressed in terms of a specific aggregate dollar amount rather than as a range, upon completion of the Subscription and Community


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Offerings or other sale of all of the  Conversion  Stock shall be divided by (b)
the total number of shares of Conversion Stock to be issued and sold.

     If there is a Syndicated Community Offering of shares of Conversion Stock not subscribed for in the Subscription and Community Offerings, the price per share at which the Conversion Stock is sold in such Syndicated Community Offering shall be not greater than the maximum nor less than the minimum of the Subscription Price Range on a per share basis as the Bank may determine subject to approval by the Commissioner. Upon consummation of the sale in the Syndicated Community Offering of the shares of Conversion Stock unsubscribed for in the Subscription and Community Offerings, the Syndicated Community Offering Price will become the Actual Purchase Price paid for all shares of Conversion Stock in the Subscription, Community and Syndicated Community Offerings.

     Notwithstanding the foregoing, no sale of Conversion Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Holding Company and to the Commissioner that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Conversion Stock at the Actual Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company and the Bank. If such confirmation is not received, the Bank may cancel the Subscription and Community Offerings and/or the Syndicated Community Offering, the Offering, establish a new Subscription Price Range and/or Estimated Price Range, extend, reopen or hold new Subscription and Community Offerings and/or Syndicated Community Offering or take such other action as the Commissioner may permit.

     The per share difference, if any, between the Actual Purchase Price and the Maximum Subscription Price or amount submitted in the Syndicated Community Offering will be refunded to all Persons who shall have paid the Maximum Subscription Price or amount submitted in the Syndicated Community Offering for such shares, unless such difference is applied to the purchase of additional whole shares in accordance with the instructions of such Persons.

     The Conversion Stock to be issued shall be fully paid and nonassessable.

7.   PURCHASE BY THE HOLDING COMPANY OF THE STOCK OF THE BANK

     Upon the consummation of the sale of all of the Conversion Stock, the Holding Company will purchase from the Bank all of the capital stock of the Bank to be issued by the Bank in the Stock Conversion in exchange for the Offering proceeds that are not permitted to be retained by the Holding Company.

     The Holding Company will apply to the Commissioner to retain up to 50% of the net proceeds obtained from the Offering. The Bank believes that the Offering proceeds will provide economic strength to the Holding Company and the Bank and


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will facilitate the possible expansion through acquisitions of financial service organizations, possible diversification into other related businesses and for other business and investment purposes, including the possible payment of dividends and possible future repurchases of the Conversion Stock as permitted by the Commissioner.

8.   SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

     A. Each Eligible Account Holder shall receive, without payment, nontransferable subscription rights to subscribe for shares of Conversion Stock equal to an amount up to the greater of $150,000, one-tenth of one percent of the total offering of shares of Conversion Stock, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, provided that the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to five percent (5%) of the maximum number of shares offered in the Offering subject to the maximum purchase limitation specified in Section 14A and the minimum purchase limitation in Section 14C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%. The allocation of subscription rights under this Section 8A shall not give Directors in the aggregate subscriptions for more than twenty percent (20%) of the Conversion Stock offered in the Offering, except if the allotment under this Section 8A results in an undersubscription, in which case such twenty percent (20%) limitation does not apply. If the allotment made under this Section 8A results in an oversubscription, shares may be allocated first to directors, officers and employees who have been Eligible Account Holders for the entire five years prior to the Conversion.

     B. In the event that Eligible Account Holders exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of such shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same basis until all available shares have been allocated or all subscriptions satisfied.

     C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates which are based on deposits made by such persons during the twelve (12) months preceding the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders.

9.   SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

     Each   Employee  Plan  shall  receive   without   payment   nontransferable
subscription rights to purchase up to 10% of the Conversion Stock in the Subscription Offering provided that singly or in the aggregate such plans (other than the portion of the plans that are self directed) shall not purchase more than 10% of the shares of Conversion Stock, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders under Section 8 hereof and subject to the purchase limitations set forth in Section 14.

     The Employee Plans shall not be deemed to be associates or affiliates of or Persons Acting in Concert with any Director or Officer of the Holding Company or the Bank.

10.  SUBSCRIPTION  RIGHTS  OF  SUPPLEMENTAL   ELIGIBLE  ACCOUNT  HOLDERS  (THIRD
     PRIORITY)

     A. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Employee Plans, each Supplemental Eligible Account Holder shall have the opportunity to purchase up to the greater of $150,000, one-tenth of one percent of the total offering of shares of Conversion Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction where the numerator is the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date; provided that the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to five percent (5%) of the maximum number of shares offered in the Offering subject to the overall maximum purchase limitation set forth in Section 14A and the minimum purchase limitation set forth in Section 14C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%.

     B. In the event Supplemental Eligible Account Holders subscribe for a number of shares of Conversion Stock which, when added to the shares subscribed for by Eligible Account Holders and the Employee Plans, are in excess of the total number of shares eligible for subscription, the shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's Qualifying Deposits on the Supplemental Eligibility Record Date bear to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

11.  SUBSCRIPTION RIGHTS OF VOTING MEMBERS (FOURTH PRIORITY)

     A. Each Voting Member shall receive, without payment, nontransferable subscription rights to subscribe for shares of Conversion Stock equal to an amount up to the greater of $150,000, or one-tenth of one percent of the total offering of shares of Conversion Stock, subject to the maximum purchase limitation specified in Section 14A and the minimum purchase limitation specified in Section 14C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%, provided, however, that such shares will be allocated only after first allocating to Eligible Account Holders, to the Employee Plans and to Supplemental Eligible Account Holders all shares of Conversion Stock subscribed for pursuant to Sections 8, 9 and 10 above.

     B. In the event that such Voting Members subscribe for a number of shares of Conversion Stock which, when added to the shares of Conversion Stock subscribed for by the Employee Plans, the Eligible Account Holders and the Supplemental Eligible Account Holders and is in excess of the total number of shares of Conversion Stock being issued, the subscriptions of such Voting Members will be allocated on a pro rata basis in the same proportion as a subscriber's total votes on the Voting Record Date for the Special Meeting of Members bears to the total votes of all subscribing Voting Members on such date.

12.  COMMUNITY OFFERING (FIFTH PRIORITY)

     If less than the total number of shares of Conversion Stock to be subscribed for in the Offering are sold in the Subscription Offering, it is expected that shares remaining unsubscribed for will be made available for purchase in the Community Offering to certain members of the general public, which may subscribe together with any Associate or group of persons Acting in Concert for up to $150,000 subject to the maximum purchase limitation specified in Section 14A and the minimum purchase limitation specified in Section 14C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%. The shares may be made available in the Community Offering through a direct community marketing program which may provide for utilization of a broker, dealer, consultant or investment banking firm, experienced and expert in the sale of savings institutions securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. Shares offered in the Community Offering will be available for purchase by the general public with a preference given to natural persons residing in the Bank's Community (such natural persons referred to as the "Preferred Subscribers"). Any excess of shares will be available for purchase by the general public. The Bank shall make distribution of the Conversion Stock to be sold in the Community Offering in such a manner as to promote a wide distribution of Conversion Stock. The Bank reserves the right to reject any or all orders in whole or in part, which are received in the

Community Offering. The number of shares of Conversion Stock that any person may purchase in the Community Offering shall not exceed the maximum purchase limitation specified in Section 14A nor be less than the minimum purchase limitation specified in Section 14C.

     If the Preferred Subscribers in the Community Offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among the Preferred Subscribers in the manner which permits each such person to the extent possible, to purchase the number of shares necessary to make his total allocation of Conversion Stock equal to the lesser of 1000 shares or the number of shares subscribed for by such persons. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose subscriptions remain unsatisfied in the proportion that the number subscribed for by each bears to the total number of shares subscribed for by all Preferred Subscribers whose subscriptions remain unsatisfied. To the extent that there are shares remaining after all subscriptions by Preferred Subscribers, any remaining shares will be allocated among members of the general public using the foregoing allocation as applied to Preferred Subscribers. The Bank may establish all other terms and conditions of such offer. The Community Offering, if any, may commence concurrently with, during or promptly after the Subscription Offering. The Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended by the Commissioner.

13.  SYNDICATED COMMUNITY OFFERING

     If feasible, all shares of Conversion Stock not subscribed for in the Subscription and Community Offerings will be sold in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Bank, in a manner that will achieve the widest distribution of the Conversion Stock subject to the right of the Bank to accept or reject in whole or in part all subscriptions in the Syndicated Community Offering. In the Syndicated Community Offering, any Person together with any Associate or group of Persons Acting in Concert may purchase up to $150,000 subject to the maximum purchase limitation specified in Section 14A and the minimum purchase limitation specified in Section 14C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%; provided, however, that the shares purchased by any Person together with an Associate or group of Persons Acting in Concert pursuant to Section 12 shall be counted toward meeting the maximum purchase limitation found in this Section. Provided that the Subscription Offering has commenced, the Bank may commence the Syndicated Community Offering at any time after the mailing to the Members of the Proxy Statement to be used in connection with the Special Meeting of Members, provided that the completion of the offer and sale of the Conversion Stock shall be conditioned upon the approval of this Plan by the Members. If the Syndicated Community Offering is not sooner commenced pursuant to the provisions of the preceding sentence, the Syndicated Community Offering will be commenced as soon as practicable following the date upon which the Subscription and Community Offerings terminate.

     Alternatively, if a Syndicated Community Offering is not held, the Bank shall have the right to sell any shares of Conversion Stock remaining following the Subscription and Community Offerings in an underwritten firm commitment public offering. The provisions of Section 14 shall not be applicable to sales to underwriters for purposes of such an offering but shall be applicable to the sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Bank, which will in no event exceed an amount deemed to be acceptable by the Commissioner.

     If for any reason a Syndicated Community Offering or an underwritten firm commitment public offering of shares of Conversion Stock not sold in the Subscription and Community Offerings cannot be effected, or in the event that any insignificant residue of shares of Conversion Stock is not sold in the Subscription and Community Offerings or in the Syndicated Community or underwritten firm commitment public offering, other arrangements will be made for the disposition of unsubscribed shares by the Bank, if possible. Such other purchase arrangements will be subject to the approval of the Commissioner.

14.  PURCHASE LIMITATIONS

     The following limitations shall apply to all purchases of shares of Conversion Stock:

     A. The maximum number of shares of Conversion Stock which may be subscribed for or purchased in all categories in the Offering by any Person or Participant together with any Associate or group of Persons Acting in Concert shall not exceed $200,000, subject to the right of the Board of Directors of the Bank to increase the maximum purchase limitation to up to 5% of the total offering, except for the Employee Plans which may subscribe for up to 10% of the Conversion Stock issued (including shares issued in the event of an increase in the Estimated Price Range of up to 15%).

     B. The maximum number of shares of Conversion Stock which may be purchased in all categories in the Stock Conversion by Officers and Directors of the Bank and their Associates in the aggregate shall not exceed 34% of the total number of shares of Conversion Stock offered.

     C. A minimum of 25 shares of Conversion Stock must be purchased by each Person purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Conversion Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

     If the number of shares of Conversion Stock otherwise allocable pursuant to Sections 8 through 13 to any Person or that Person's Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Conversion Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person's Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits, and such maximum number of shares shall be reallocated among that Person and his or her Associates as they may agree, or in the absence of an agreement, in proportion to the shares subscribed by each (after first applying the maximums applicable to each Person, separately).

     Depending upon market or financial conditions, the Board of Directors of the Holding Company, with the approval of the Commissioner and without further approval of the Members, may increase the purchase limitations in this Plan. If the Holding Company increases the maximum purchase limitations, the Holding Company is only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Holding Company, resolicit certain other large subscribers. In the event that the maximum purchase limitation is increased above 5%, such limitation may be increased up to 9.99%, provided that orders for Conversion Stock exceeding 5% of the shares being offered shall not exceed in the aggregate 10% of the total Offering. Requests to purchase additional shares of the Conversion Stock in the event that the purchase limita tion is so increased will be determined by the Board of Directors of the Holding Company in its sole discretion.

     In the event of an increase in the total number of shares offered in the Offering due to an increase in the Estimated Price Range of up to 15% (the "Adjusted Maximum") the additional shares will be used first, to fill the Employee Plans' subscription; second, in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfulfilled subscriptions of Eligible Account Holders; third, in the event that there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders; fourth, in the event that there is an oversubscription at the Voting Member level, to fill unfulfilled subscriptions of Voting Members; and fifth, to fill unfulfilled subscriptions in the Community Offering exclusive of the Adjusted Maximum with preference given to Preferred Subscribers.

     For purposes of this Section 14, the Directors of the Bank and the Holding Company shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors of the Bank or the Holding Company.

     Each Person purchasing Conversion Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

     For a period of three years following the Stock Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the Commissioner, any outstanding shares of common stock of the Holding Company except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than one percent (1%) of the outstanding shares of common stock of the Holding Company, the exercise of any options pursuant to a stock option plan or purchases of common stock of the Holding Company, made by or held by any Tax-Qualified Employee Stock Benefit Plan or non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans) which may be attributable to any Officer or trustee. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

15.  PAYMENT FOR CONVERSION STOCK

     All payments for Conversion Stock subscribed for in the Subscription, Community and Syndicated Community Offerings must be delivered in full to the Bank, together with a properly completed and executed Order Form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the Order Form or purchase order, as the case may be, unless such date is extended by the Bank; provided, however, that if the Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Conversion Stock subscribed for by such plans at the Actual Purchase Price upon consummation of the Stock Conversion, provided that, in the case of an employee stock ownership plan there is in force from the time of its subscription until the consummation of the Stock Conversion, a loan commitment to lend to the employee stock ownership plan, at such time, the aggregated Maximum Subscription Price of the shares for which it subscribed.

     Payment for Conversion Stock subscribed for shall be made either in cash (if delivered in person), check or money order. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares subscribed for by authorizing the Bank on the Order Form to make a withdrawal from the subscriber's Deposit Account at the Bank in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings, passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be cancelled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber's Deposit Account but may not be used by the subscriber until the Conversion Stock has been sold or the 45-day period (or such longer period as may be approved by the Commissioner) following the Subscription and Community Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the purchase price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid by the Bank at the passbook annual rate on payments for Conversion Stock received in cash or by check. Such interest will be paid from the date payment is received by the Bank until completion or termination of the Stock Conversion and Offering. If for any reason the Stock Conversion and Offering is not completed, all payments made by subscribers in the Subscription, Community and Syndicated Community Offerings will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by cancelling the authorization for withdrawal. The Bank is prohibited by regulation from making any loans or granting any lines of credit for the purchase of stock in the Offering, and therefore, will not do so.

16.  MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

     As soon as practicable after the Prospectus is prepared by the Holding Company and the Bank has been declared effective by the SEC, Order Forms will be distributed to all Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Voting Members at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Conversion Stock in the Subscription Offering and will be made available for use by those Persons entitled to purchase in the Community Offering. Notwithstanding the foregoing, the Bank may elect to send Order Forms only to those Persons who request them after such notice is approved by the Commissioner and is adequate to apprise all Eligible Account Holders, the Employee Plans, Supplemental Eligible Account Holders and Voting Members of the pendency of the Subscription Offering has been given. Such notice may be included with the proxy statement for the Special Meeting of Members and may also be included in the notice of the pending Conversion and the Special Meeting of Members sent in accordance with regulations of the Commissioner.

     Each Order Form will be preceded or accompanied by the Prospectus describing the Holding Company, the Bank, the Conversion Stock and the Subscription and Community Offerings. Each Order Form will contain, among other things, the following:

     A. A specified date and time by which all Order Forms must be received by the Bank, which date shall be not less than twenty (20), nor more than forty-five (45) days, following the date on which the Order Forms are mailed by the Bank, and which date will constitute the termination of the Subscription Offering;

     B. The purchase price per share for shares of Conversion Stock to be sold in the Subscription and Community Offerings;

     C. A description of the minimum and maximum number of shares of Conversion Stock which may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Community Offering;

     D. Instructions as to how the recipient of the Order Form is to indicate thereon the number of shares of Conversion Stock for which such person elects to subscribe and the available alternative methods of payment therefor;

     E. An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus prior to execution of the Order Form;

     F. A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Bank within the subscription period such properly completed and executed Order Form, together with cash (if delivered in person), check or money order in the full amount of the purchase price as specified in the Order Form for the shares of Conversion Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber's Deposit Account at the Bank); and

     G. A statement to the effect that the executed Order Form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank.

     Notwithstanding the above, the Bank and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

17.  UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

     In the event Order Forms (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Conversion Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the contemplated Order Form within the time period specified thereon; provided, however, that the Bank may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation of the Bank of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Commissioner.

18.  RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

     A. All shares of Conversion Stock purchased by Directors or Officers of the Bank or the Holding Company in the Stock Conversion shall be subject to the restriction that, except as provided in Section 18B, below, or as may be approved by the Commissioner, no interest in such shares may be sold or otherwise disposed of for value for a period of one (1) year following the date of purchase.

     B. The restriction on disposition of shares of Conversion Stock set forth in Section 18A above shall not apply to the following:

          (i) Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, where such exchange has been approved by the Commissioner; and

          (ii) Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of this Plan.

     C. With respect to all shares of Conversion Stock subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

          (i) Each certificate representing shares restricted within the meaning of Section 18A, above, shall bear a legend prominently stamped on its face giving notice of the restriction. The legend shall state the following:

          "The shares evidenced by this certificate are restricted as to transfer for a period of one year from the date of this certificate pursuant to Section 1075.1890 of the Rules and Regulations of the Office of the Commissioner of Banks and Real Estate of the State of Illinois. These shares may not be transferred prior thereto without a legal opinion of counsel that said transfer is permissible under the provisions of applicable laws and regulations.";

          (ii) Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

          (iii) Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding shares of Conversion Stock subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Conversion Stock.

19.  VOTING RIGHTS OF STOCKHOLDERS

     Upon completion of the Stock Conversion, the holders of the capital stock of the Bank shall have the exclusive voting rights with respect to the Bank as specified in its charter. The holders of the common stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

20.  ESTABLISHMENT OF LIQUIDATION ACCOUNT

     The Bank shall establish at the time of the Stock Conversion a liquidation account in an amount equal to its net worth as of the latest practicable date prior to the Stock Conversion. The liquidation account will be maintained by the Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the liquidation account balance, based on his Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, or to such balance as it may be subsequently reduced, as hereinafter provided.

     In the unlikely event of a complete liquidation of the Bank (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Deposit Accounts), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted subaccount balance of his Deposit Account then held, before any liquidation distribution may be made to any holders of the Bank's capital stock. No merger, consolidation, purchase of bulk assets with assumption of Deposit Accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

     The initial subaccount balance for a Deposit Account shall be determined by multiplying the opening balance in the liquidation account by a fraction, the numerator of which is the amount of such Eligible Account Holder's and Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

     If, at the close of business on any annual closing date, commencing on or after the effective date of the Stock Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, or (ii) the amount of the Qualifying Deposit in such Deposit Account, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero.

     The creation and maintenance of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Bank, except that the Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to be reduced below (i) the amount required for the liquidation account; (ii) the amount required by the Commissioner; or (iii) the amount required by federal law. Further, any dividend declared or paid on the Bank's capital stock must comply with Section 5008 of the Illinois Savings Bank Act and Section 1075.1970 of the Illinois Savings Bank Regulations.

21.  TRANSFER OF DEPOSIT ACCOUNTS

     Each person holding a Deposit Account at the Bank at the time of Stock Conversion shall retain an identical Deposit Account at the Bank following Stock Conversion in the same amount and subject to the same terms and conditions (except as to voting liquidation rights).

22.  RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY

     The Certificate of Incorporation of the Holding Company will contain a provision stipulating that in no event shall any record owner of any outstanding shares of the Holding Company's common stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote in respect to any shares held in excess of 10%. In addition, the Certificate of Incorporation and Bylaws of the Holding Company will contain provisions which provide for staggered terms of the directors, no cumulative voting for the election of directors, limitations on the calling of special meetings, a fair
price   provision  for  certain   business   combinations   and  certain  notice
requirements.

     The foregoing restrictions shall not apply to (i) any offer with a view toward public resale made exclusively to the Holding Company by underwriters or a selling group acting on its behalf, (ii) the purchase of shares by a Tax-Qualified Employee Stock Benefit Plan established for the benefit of the employees of the Holding Company and its subsidiaries, and (iii) any offer or acquisition approved in advance by the affirmative vote of two-thirds of the entire Board of Directors of the Holding Company. Directors, Officers or employees of the Holding Company or the Savings Bank or any subsidiary thereof shall not be deemed to be Associates or a group acting in concert with respect to their individual acquisitions of any class of equity securities of the Holding Company solely as a result of their capacities as such.

23.  PAYMENT OF DIVIDENDS

     The Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for the liquidation account; (ii) the amount required by the Commissioner; or (iii) the amount required by federal law. Further, any dividend declared or paid on the Bank's capital stock must comply with Section 5008 of the Illinois Savings Bank Act and Section 1075.1970 of the Illinois Savings Bank Regulations. Otherwise, the Bank may declare dividends or make capital distributions in accordance with applicable law and regulations.

     The above limitations shall not preclude payments of dividends in the event applicable Illinois regulatory limitations are liberalized subsequent to the adoption of this Plan.

24.  STOCK-BASED COMPENSATION PLANS

     In order to provide an incentive for directors, officers and employees of the Holding Company and its subsidiaries (including the Bank), the Board of Directors of the Holding Company intends to adopt, subject to shareholder approval, a stock option and incentive plan and a stock recognition and retention plan following completion of the Stock Conversion.

25.  AMENDMENT OF PLAN

     If deemed necessary or desirable, this Plan may be substantively amended at any time prior to solicitation of proxies from Members to vote on this Plan by a two-thirds vote of the Bank's Board of Directors, and at any time thereafter by such vote of such Board of Directors with the concurrence of the Commissioner. Amendment of this Plan may be necessary as a result of comments from the Commissioner. Any amendment to this Plan made after approval by the Members with the approval of the Commissioner shall not necessitate further approval by the Members unless otherwise required by the Commissioner or the FDIC. This Plan may be terminated by majority vote of the Bank's Board of Directors at any time prior to the Special Meeting of Members to vote on this Plan, and at any time thereafter with the concurrence of the Commissioner.

     In the event that mandatory new regulations pertaining to conversions are adopted by the Commissioner and/or the FDIC prior to the completion of the conversion, this Plan shall be amended to conform to the new mandatory regulations without a resolicitation of proxies or another meeting of Members. In the event that new conversion regulations adopted by the Commissioner and/or the FDIC prior to completion of the conversion contain optional provisions, this Plan may be amended to utilize such optional provisions at the discretion of the Board of Directors without a resolicitation of proxies or another meeting of Members, provided such amendment is approved by the Commissioner and/or the FDIC.

     By adoption of this Plan, the Members of the Bank authorize the Board of Directors to amend or terminate this Plan under the circumstances set forth in this Section.

26.  ARTICLES OF INCORPORATION AND BYLAWS

     By voting to adopt this Plan, Members of the Bank will be voting to adopt Illinois Stock Savings Bank Articles of Incorporation and Bylaws for an Illinois Stock Savings Bank attached as Exhibits A and B to this Plan. The effective date of the Bank's stock articles of incorporation and bylaws shall be the date of issuance and sale of the Conversion Stock as specified by the Commissioner.

     As part of the Bank Conversion, an Illinois or national bank charter and bylaws will be adopted to allow the Bank to operate as an Illinois commercial bank or national bank, respectively. By approving the Plan, the Members of the Bank will thereby approve such charter and bylaws. Prior to completion of the Bank Conversion, the charter and bylaws may be amended at any time by a two-thirds vote of the Board of Directors of the Bank, subject to the receipt of any required regulatory approvals, without any further approval by the Members unless otherwise required. The effective date of the charter and bylaws of the commercial bank shall be the date of the completion of the Bank Conversion.

27.  CONSUMMATION OF CONVERSION

     The Stock Conversion of the Bank shall be deemed to take place and be effective upon the completion of all requisite organizational procedures for obtaining Illinois Stock Savings Bank Articles of Incorporation for the Bank and sale of all Conversion Stock.

28.  REGISTRATION AND MARKETING

     Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Stock Conversion and Offering pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the maintenance of registration for three years requirement may be fulfilled by any successor to any holding company of the Bank. In addition, the Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the Conversion Stock and to list those securities on a national or regional securities exchange or the NASDAQ system.

29.  RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

     The Bank will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Conversion Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Conversion Stock in the Subscription Offering if such Person resides in a foreign country; or in a State of the United States with respect to which all of the following apply: (i) a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; (ii) the issuance of subscription rights or the offer or sale of shares of Conversion Stock to such Persons would require the Holding Company, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; such registration or qualification would be impracticable for reasons of cost or otherwise.

30.  EXPENSES OF CONVERSION

     The Bank shall use its best efforts to assure that expenses incurred by it in connection with the Conversion shall be reasonable.

31.  CONDITIONS TO CONVERSION

     The Conversion of the Bank pursuant to this Plan is expressly conditioned upon the following:

     (a) Prior receipt by the Bank of rulings of the United States Internal Revenue Service and the Illinois State taxing authorities, or opinions of counsel, substantially to the effect that the Conversion will not result in any adverse federal or state tax consequences to Eligible Account Holders, Supplemental Eligible Account Holders or Voting Members, or to the Bank and the Holding Company before or after the Conversion;

     (b) The sale of all of the Conversion Stock offered in the Stock Conversion and Offering; and

     (c) The  completion of the Conversion  within the time period  specified in
Section 3 of this Plan.

32.  INTERPRETATION

     All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the Commissioner.


Dated June 26, 2001.

                              CLOVER LEAF BANK, SB

                            ARTICLES OF INCORPORATION

         Section 1. Corporate Title. The full corporate title of the savings bank is Clover Leaf Bank, SB (the "Savings Bank").

         Section 2. Office. The home office of the Savings Bank shall be located at 200 East Park Street, in the city of Edwardsville, county of Madison, State of Illinois.

         Section 3. Duration. The duration of the Savings Bank is perpetual.

         Section 4. Purpose and Powers. The purpose of the Savings Bank is to pursue any or all of the lawful objectives of an Illinois savings bank chartered under the Illinois Savings Bank Act (the "Act"), including, but not limited to, taking of an unlimited dollar amount of deposits and the making of loans, and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Commissioner of the Office of Banks and Real Estate for the State of Illinois (the "Commissioner").

         Section 5. Capital Stock. The total number of shares of all classes of the capital stock which the Savings Bank has authority to issue is 3,000,000 of which 2,000,000 shares shall be common stock, par value $1.00 per share, and of which 1,000,000 shares shall be serial preferred stock. The shares may be issued from time to time as authorized by the board of directors without the approval of its stockholders except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Savings Bank. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the Savings Bank), labor or services actually performed for the Savings Bank, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the Savings Bank, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the Savings Bank that is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

         Nothing contained in this Section 5 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share. Provided, that this restriction on voting separately by class or series shall not apply:

          (i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

          (ii) To any provision which would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the Savings Bank with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the Savings Bank if the preferred stock is exchanged for securities of such other corporation: Provided, that no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Commissioner, the Federal Deposit Insurance Corporation, or the Resolution Trust Corporation;

          (iii)To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this
               Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving Savings Bank in a merger or consolidation for the Savings Bank, shall not be considered to be such an adverse change.

         A description of the different classes and series of the Savings Bank's capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class of and series of capital stock are as follows:

         A. Common Stock. Except as provided in this Section 5 (or in any supplementary sections thereto) the holders of common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder.

         Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to payment of dividends, the full amount of dividends and of sinking fund, retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

         In the event of any liquidation, dissolution, or winding up of the Savings Bank, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Savings Bank available for distribution remaining after: (i) payment or provision for payment of the Savings Bank's debts and liabilities;
(ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provisions for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the Savings Bank. Each share of common stock shall have the same rights as and be identical in all respects with all the other shares of common stock.

         B. Preferred Stock. The Savings Bank may provide in supplementary sections to its articles of incorporation for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the articles of incorporation. All shares of the same class shall be identical, except as to the following relative rights and preferences, as to which there may be variations between different series:

          (a) The distinctive serial designation and the number of shares constituting such series;

          (b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

          (c) The voting powers, full or limited, if any, of shares of such series;

          (d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions of which, such shares may be redeemed;

          (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Savings Bank;

          (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

          (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the Savings Bank and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

          (h) The price or other consideration for which the shares of such series shall be issued; and

          (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

         Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

         The board of directors shall have authority to divide, by the adoption of supplementary articles of incorporation sections, any authorized class of preferred stock into series and, within the limitations set forth in this section and the remainder of these articles of incorporation, fix and determine the relative rights and preferences of the shares of any series so established.

         Prior to the issuance of any preferred shares of a series established by a supplementary articles of incorporation section adopted by the board of directors, the Savings Bank shall file with the Secretary to the Office a dated copy of that supplementary section of these articles of incorporation establishing and designating the series and fixing and determining the relative rights and preferences thereof.

         Section 6. Preemptive Rights. Holders of the capital stock of the Savings Bank shall not be entitled to preemptive rights with respect to any shares of the Savings Bank which may be issued.

         Section 7. Directors. The Savings Bank shall be under the direction of a board of directors. The authorized number of directors, as stated in the Savings Bank's bylaws, shall not be fewer than five nor more than 15, except when a greater number is approved by the Commissioner. The initial number of directors shall be nine.

         Section 8. Liquidation Account. Pursuant to the requirements of the Act and the regulations of the Commissioner, the Savings Bank shall establish and maintain a liquidation account for the benefit of its savings account holders who had an account balance of at least $50.00 as of the close of business on either May 31, 2000 or September 30, 2001 ("Eligible Depositors"). In the event of a complete liquidation of the Savings Bank, it shall comply with such rules and regulations with respect to the amount and the priorities on liquidation of each of the Savings Bank's Eligible Depositors' inchoate interest in the liquidation account, to the extent it is still in existence. An Eligible Depositor's inchoate interest in the liquidation account shall not entitle such Eligible Depositor to any voting rights at meetings of the Savings Bank's stockholders.

         Section 9. Certain Provisions Applicable for Five Years. Notwithstanding anything contained in the Savings Bank's articles of incorporation or bylaws to the contrary, for a period of five years from the date of completion of the conversion of the Savings Bank from mutual to stock form, the following provision shall apply:

         A. Beneficial Ownership Limitation. Except for sales of stock required by the federal insurer of accounts or the Commissioner, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Savings Bank. This limitation shall not apply to a transaction in which the savings bank forms a holding company without change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by an employee stock benefit plan.

         In the event shares are acquired in violation of this Section 9, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

         For purposes of this Section 9, the following definitions apply:

         (1) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed to acquire, hold or dispose of the equity securities of the Savings Bank.

         (2) The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

         (3) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

         (4) The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

         B. Cumulative Voting Limitation. Stockholders shall not be permitted to cumulate their votes for election of directors.

         C. Call for Special Meetings. Special meetings of stockholders relating to changes in control of the Savings Bank or amendments to these Articles of Incorporation shall be called only upon the direction of the board of directors.

         Section 10. Amendment of Articles of Incorporation. Except as provided in Section 5, no amendment, addition, alteration, change, or repeal of these articles of incorporation shall be made, unless such is first proposed by the board of directors of the Savings Bank and thereafter approved by the stockholders by a majority of the total votes eligible to be cast at a legal meeting.

CLOVER LEAF BANK, SB


Attest:                                 By:
         ----------------------------      ------------------------------------
         Darlene McDonald, Secretary    Dennis M. Terry, President
                                               and Chief Executive Officer





Declared effective this              day of                   ,               .
                        ------------        ------------------  -------------

                                      BYLAWS

                              CLOVER LEAF BANK, SB


                             ARTICLE I - Home Office

         The home office of Clover Leaf Bank, SB (the "Savings Bank") shall be located at 200 East Park Street, in the city of Edwardsville, county of Madison, State of Illinois.

                            ARTICLE II - Shareholders

         Section 1. Place of Meetings. All annual and special meetings of shareholders shall be held at the home office of the Savings Bank or at such other place in the State in which the principal place of business of the Savings Bank is located as the board of directors may determine.

         Section 2. Annual Meeting. A meeting of the shareholders of the Savings Bank for the election of directors and for the transaction of any other business of the Savings Bank shall be held annually within 120 days after the end of the Savings Bank's fiscal year on the fourth Tuesday in April if not a legal holiday, and if a legal holiday, then on the next day following which is not a legal holiday, at ______:________ a.m., or at such other date and time within such 120-day period as the board of directors may determine.

         Section 3. Special Meetings. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by the regulations of the Commissioner of the Office of Banks and Real Estate of the State of Illinois (the "Commissioner"), may be called at any time by the chairman of the board, the president, or a majority of the board of directors, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than 25% of all of the outstanding capital stock of the Savings Bank entitled to vote at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the home office of the Savings Bank addressed to the chairman of the board, the president, or the secretary.

         Section 4. Conduct of Meetings. Annual and special meetings shall be conducted in accordance with the most current edition of Robert's Rules of Order unless otherwise prescribed by the Commissioner or these bylaws. The board of directors shall designate, when present, either the chairman of the board or president to preside at such meetings.

         Section 5. Notice of Meetings. For special meetings or for any annual meeting which is to consider any proposition the affirmative action on which requires a two-thirds vote, written notice stating the place, day, and hour of the meeting and the purpose(s) for which the meeting is called shall be delivered by mail not fewer than 10 nor more than 40 days before the date of the meeting, by or at the direction of the chairman of the board, the president, or the secretary, or the directors calling the meeting, to each shareholder of record entitled to vote at such meeting. Such notice shall be deemed to be delivered when deposited in the mail, addressed to the shareholder at the address as it appears on the stock transfer books or records of the Savings Bank as of the record date prescribed in Section 6 of this Article II with postage prepaid. Notice of annual meetings shall be posted in areas of public access at the Savings Bank's places of business beginning not less than 10 days or more than 40 days immediately preceding the date of the meeting. When any shareholders' meeting, either annual or special, is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for fewer than 30 days or of the business to be transacted at the meeting, other than an announcement at the meeting at which such adjournment is taken.

         Section 6. Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall be not more than 40 days and, in case of a meeting of shareholders, not fewer than 10 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders have been made as provided in this section, such determination shall apply to any adjournment.

         Section 7. Quorum. A majority of the outstanding shares of the Savings Bank entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares if represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to constitute less than a quorum.

         Section 8. Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the shareholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy shall be valid more than eleven months from the date of its execution except for a proxy coupled with an interest.

         Section 9. Voting of Shares in the Name of Two or More Persons. When ownership stands in the name of two or more persons, in the absence of written directions to the Savings Bank to the contrary, at any meeting of the shareholders of the Savings Bank, any one or more of such shareholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.

         Section 10. Voting of Shares of Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agent, or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian, or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer into his name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

         A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

         Neither treasury shares of its own stock held by the Savings Bank nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the Savings Bank, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

         Section 11. Voting. Every shareholder entitled to vote at an election for directors shall have the right to vote for each share owned as of the record date in person or by proxy.

         Section 12. Inspectors of Election. In advance of any meeting of shareholders, the board of directors may appoint any person other than nominees for office as inspectors of election to act at such meeting or any adjournment. The number of inspectors shall be either one or three. Any such appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman of the board or the president may, or on the request of not fewer than 10 percent of the votes represented at the meeting shall, make such appointment at the meeting. If appointed at the meeting, the majority of the votes present shall determine whether one or three inspectors are to be appointed. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the board of directors in advance of the meeting or at the meeting by the chairman of the board or the president.

         Unless otherwise prescribed by regulations of the Commissioner, the duties of such inspectors shall include: determining the number of shares and the voting power of each share, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies; receiving votes, ballots, or consents; hearing and determining all challenges and questions in any way arising in connection with the rights to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all shareholders.

         Section 13. Nominating Committee. The board of directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least fifteen days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the Savings Bank. No nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the secretary of the Savings Bank at least 10 days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the Savings Bank. Ballots bearing the names of all persons nominated by the nominating committee and by shareholders shall be provided for use at the annual meeting. However, if the nominating committee shall fail or refuse to act at least fifteen days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.

         Section 14. New Business. Any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of the Savings Bank at least five days prior to the date of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting; but no other proposal shall be acted upon at the annual meeting. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least five days before the meeting, such proposal shall be laid over for action at an adjourned, special or annual meeting of the shareholders taking place 30 days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.

         Section 15. Informal Action by Shareholders. Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if consent in writing, setting forth the action so taken, shall be given by all of the shareholders entitled to vote with respect to the subject matter.

                        ARTICLE III - Board of Directors

         Section 1. General Powers. The business and affairs of the Savings Bank shall be under the direction of its board of directors. The board of directors shall annually elect a chairman of the board and a president from among its members and shall designate, when present, either the chairman of the board or the vice-chairman to preside at its meetings.

         Section 2. Number and Term. The board of directors shall consist of eight members and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.

         Section 3. Regular Meetings.A regular meeting of the board of directors shall be held monthly without other notice than this bylaw. The regular meeting occurring in the month of the annual meeting of shareholders shall be held immediately after, and at the same place as, the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place, within the Savings Bank's normal lending territory, for the holding of additional regular meetings without other notice than such resolution.

         Section 4. Special Meetings. Special meetings of the board of directors may be called by or at the request of the chairman of the board, the president, or one-third of the directors. The persons authorized to call special meetings of the board of directors may fix any place, within the Savings Bank's normal lending territory, as the place for holding any special meeting of the board of directors called by such persons.

         Members of the board of directors may participate in special meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person but shall not constitute attendance for the purpose of compensation pursuant to Section 11 of this Article.

         Section 5. Notice. Written notice of any special meeting shall be given to each director at least two days prior thereto when delivered personally or by telegram or at least five days prior thereto when delivered by mail at the address at which the director is most likely to be reached. Such notice shall be deemed to be delivered when deposited in the mail so addressed, with postage prepaid if mailed or when delivered to the telegraph company if sent by telegram. Any director may waive notice of any meeting by a writing filed with the secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the board of directors need be specified in the notice of waiver of notice of such meeting.

         Section 6.  Quorum.  A majority  of the  number of  directors  fixed by
Section 2 of this Article III shall constitute a quorum for the transaction of business at any meeting of the board of directors; but if less than such majority if present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 5 of this Article III.

         Section 7. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is prescribed by regulation of the Commissioner or by these bylaws.

         Section 8. Action Without a Meeting. Any action required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

         Section 9. Resignation. Any director may resign at any time by sending a written notice of such resignation to the home office of the Savings Bank addressed to the secretary. Unless otherwise specified, such resignation shall take effect upon receipt by the secretary. More than three consecutive absences from regular meetings of the board of directors, unless excused by resolution of the board of directors, shall automatically constitute a resignation, effective when such resignation is accepted by the board of directors.

         Section 10. Vacancies. Any vacancy occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors by the shareholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the board of directors for a term of office continuing only until the next election of directors by the shareholders.

         Section 11. Compensation. Directors, as such, may receive a stated salary for their services. By resolution of the board of directors, a reasonable fixed sum, and reasonable expenses of attendance, if any, may be allowed for actual attendance at each regular or special meeting of the board of directors. Members of either standing or special committees may be allowed such compensation for actual attendance at committee meetings as the board of directors may determine.

         Section 12. Presumption of Assent. A director of the Savings Bank who is present at a meeting of the board of directors at which action on any Savings Bank matter is taken shall be presumed to have assented to the action taken unless his dissent or abstention shall be entered in the minutes of the meeting or unless he shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Savings Bank within five days after the date a copy of the minutes of the meeting is received. Such right to dissent shall not apply to a director who voted in favor of such action.

         Section 13. Removal of Directors. At a meeting of shareholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of the charter or supplemental sections thereto, the provisions of this section shall apply, in respect to the removal of a director or directors so elected, to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole.

         Section 14. Indemnification. The Savings Bank shall indemnify and or reimburse every person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Savings Bank) by reason of the fact that such person is or was a director or officer of the Savings Bank, or who is or was serving at the request of the Savings Bank as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), and judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interest of the Savings Bank, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her action was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith an in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Savings Bank, or with respect to any criminal action or proceeding that the person had no reasonable cause to believe that his or her conduct was unlawful. Provided, however, unless otherwise ordered by an Illinois or Federal Court, to the extent any such person has not be successful on the merits or in the defense of any such action, suit or proceeding (i.e., such person adjudged liable or guilty) or to the extent of a compromised settlement in any such action, suit or proceeding, then indemnification to such person shall be authorized only if a determination is made that such person has met the above described applicable standards of conduct (i.e., acted in good faith and in the best interest of the Savings Bank or with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful) with such determination being made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (ii) by independent legal counsel in a written opinion where a quorum of directors is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs.

         The Savings Bank shall also indemnify or reimburse every person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Savings Bank to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Savings Bank, or who is or was serving at the request of the Savings Bank as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Savings Bank provided, however, unless ordered by an Illinois or Federal Court in which such action, suit or proceeding was brought, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Savings Bank.

         In addition to the foregoing, the Savings Bank shall indemnify or reimburse every person who is or was a director or officer of the Savings Bank, or who is or was serving at the request of the Savings Bank as a director or officer of another corporation, partnership, joint venture, trust or enterprise, to the full extent permitted under Section 8.75 of the Illinois Business Corporation Act and Section 1075.465 of the Illinois Administrative Code as same may be in effect from time to time.

         The Savings Bank may purchase and maintain insurance on behalf of any person who is or was serving at the request of the Savings Bank as a director or officer of another corporation, partnership, joint venture, trust or enterprise against any liability asserted against such person arising out of his or her status as such, whether or not the Savings Bank would have the obligation or right to indemnify such person against such liability under the foregoing paragraphs.

         Section 15. Limitation of Liability. A Director of the Savings Bank shall not be personally liable to the Savings Bank or its stockholders for monetary damages for actions taken as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Savings Bank or its stockholders; (ii) for acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the Director received an improper benefit. If the Illinois Savings Bank Act is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of the Director shall be eliminated to the fullest extent permitted by law.

         Section 15. Age Limitation. No person 75 years of age shall be eligible for election, reelection, appointment or reappointment to the Board of
Directors. No director shall serve as such beyond the annual meeting of the Savings Bank's shareholders immediately following such director becoming 75 years of age.

                   ARTICLE IV - Executive and Other Committees

         Section 1. Appointment. The board of directors, by resolution adopted by a majority of the full board, may designate the chief executive officer and two or more of the other directors to constitute an executive committee. The designation of any committee pursuant to this Article IV and the delegation of authority shall not operate to relieve the board of directors, or any director, of any responsibility imposed by law or regulation.

         Section 2. Authority. The executive committee, when the board of directors is not in session, shall have and may exercise all of the authority of the board of directors except to the extent, if any, that such authority shall be limited by the resolution appointing the executive committee; and except also that the executive committee shall not have the authority of the board of directors with reference to: the declaration of dividends; the amendment of the charter or bylaws of the Savings Bank, or recommending to the shareholders a plan of merger, consolidation, or conversion; the sale, lease, or other disposition of all or substantially all of the property and assets of the Savings Bank otherwise than in the usual and regular course of its business; a voluntary dissolution of the Savings Bank; a revocation of any of the foregoing; or the approval of a transaction in which any member of the executive committee, directly or indirectly, has any material beneficial interest.

         Section  3.  Tenure.  Subject  to the  provisions  of Section 8 of this
Article IV, each member of the executive committee shall hold office until the next regular annual meeting of the board of directors following his or her designation and until a successor is designated as a member of the executive committee.

         Section 4. Meetings. Regular meetings of the executive committee may be held without notice at such times and places as the executive committee may fix from time to time by resolution. Special meetings of the executive committee may be called by any member thereof upon not less than one day's notice stating the place, date, and hour of the meeting, which notice may be written or oral. Any member of the executive committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the executive committee need not state the business proposed to be transacted at the meeting.

         Section 5. Quorum. A majority of the members of the executive committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the executive committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

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         Section 6. Action Without a Meeting.  Any action  required or permitted to be taken by the executive committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the executive committee.

         Section 7. Vacancies. Any vacancy in the executive committee may be filled by a resolution adopted by a majority of the full board of directors.

         Section 8. Resignations and Removal. Any member of the executive committee may be removed at any time with or without cause by resolution adopted by a majority of the full board of directors. Any member of the executive committee may resign from the executive committee at any time by giving written notice to the president or secretary of the Savings Bank. Unless otherwise specified, such resignation shall take effect upon its receipt; the acceptance of such resignation shall not be necessary to make it effective.

         Section 9. Procedure. The Executive Committee shall be chaired by the Savings Bank's Chief Executive Officer or, if the Chief Executive Officer is unavailable, such other person designated by the Executive Committee members present, and may fix its own rules of procedure which shall not be inconsistent with these bylaws. It shall keep regular minutes of its proceedings and report the same to the board of directors for its information at the meeting held next after the proceedings shall have occurred.

         Section 10. Other Committees. The board of directors may by resolution establish an audit, loan, or other committee composed of directors as they may determine to be necessary or appropriate for the conduct of the business of the Savings Bank and may prescribe the duties, constitution, and procedures thereof.

                              ARTICLE V - Officers

         Section 1. Positions. The officers of the Savings Bank shall be a president, one or more vice presidents, a secretary, and a treasurer, each of whom shall be elected by the board of directors. The board of directors also may designate the chairman of the board as an officer. The president shall be the chief executive officer, unless the board of directors designates the chairman of the board as chief executive officer. The president shall be a director of the Savings Bank. The offices of the secretary and treasurer may be held by the same person and a vice president also may be either the secretary or the treasurer. The board of directors may designate one or more vice presidents as executive vice president or senior vice president. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.

         Section 2. Election and Term of Office. The officers of the Savings Bank shall be elected annually at the first meeting of the board of directors held after each annual meeting of the shareholders. If the election of officers

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is not held at such meeting,  such election shall be held as soon  thereafter as possible. Each officer shall hold office until a successor has been duly elected and qualified or until the officer's death, resignation, or removal in the manner hereinafter provided. Election or appointment of an officer, employee, or agent shall not of itself create contractual rights. The board of directors may authorize the Savings Bank to enter into an employment contract with any officer in accordance with regulations of the Commissioner; but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with Section 3 of this Article V.

         Section 3. Removal. Any officer may be removed by the board of directors whenever in its judgment the best interests of the Savings Bank will be served thereby, but such removal, other than for cause, shall be without prejudice to any contractual rights of the person so removed.

         Section 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or otherwise may be filled by the board of directors for the unexpired portion of the term.

         Section 5. Remuneration. The remuneration of the officers shall be fixed from time to time by the board of directors.


               ARTICLE VI - Contracts, Loans, Checks and Deposits

         Section 1. Contracts. To the extent permitted by regulations of the Commissioner, and except as otherwise prescribed by these bylaws with respect to certifications for shares, the board of directors may authorize any officer, employee or agent of the Savings Bank to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Savings Bank. Such authority may be general or confined to specific instances.

         Section 2. Loans. No loans shall be contracted on behalf of the Savings Bank and no evidence of indebtedness shall be issued in its name unless authorized by the board of directors. Such authority may be general or confined to specific instances.

         Section 3. Checks, Drafts, etc. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the Savings Bank shall be signed by one or more officers, employees, or agents of the Savings Bank in such manner as shall from time to time be determined by the board of directors.

         Section 4. Deposits. All funds of the Savings Bank not otherwise employed shall be deposited from time to time to the credit of the Savings Bank in any duly authorized depositories as the board of directors may select.

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            ARTICLE VII - Certificates for Shares and their Transfer

         Section 1. Certificates for Shares. Certificates representing shares of capital stock of the Savings Bank shall be in such form as shall be determined by the board of directors and approved by the Commissioner. Such certificates shall be signed by the chief executive officer or by any other officer of the Savings Bank authorized by the board of directors, attested by the secretary or an assistant secretary, and sealed with the corporate seal or a facsimile thereof. The signature of such officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar other than the Savings Bank itself or one of its employees. Each certificate for shares of capital stock shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Savings Bank. All certificates surrendered to the Savings Bank for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares has been surrendered and cancelled, except that in the case of a lost or destroyed certificate, a new certificate may be issued upon such terms and indemnity to the Savings Bank as the board of directors may prescribe.

         Section 2. Transfer of Shares. Transfer of shares of capital stock of the Savings Bank shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record or by his legal representative, who shall furnish proper evidence of such authority, or by his attorney authorized by a duly executed power of attorney and filed with the Savings Bank. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the Savings Bank shall be deemed by the Savings Bank to be the owner for all purposes.

                    ARTICLE VIII - Fiscal Year; Annual Audit

         The fiscal year of the Savings Bank shall end on the last day of December of each year. The Savings Bank shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the board of directors. The appointment of such accountants shall be subject to annual ratification by the shareholders.

                             ARTICLE IX - Dividends

         Subject only to the terms of the Savings Bank's articles of incorporation and the regulations and orders of the Commissioner, the board of directors may, from time to time, declare, and the Savings Bank may pay, dividends on its outstanding shares of capital stock.

                           ARTICLE X - Corporate Seal

         The board of directors shall provide a Savings Bank seal which shall be two concentric circles between which shall be the name of the Savings Bank. The year of incorporation or an emblem may appear in the center.

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                             ARTICLE XI - Amendments

         These bylaws may be amended in a manner consistent with regulations of the Commissioner at any time by a majority vote of the full board of directors or by a majority vote of the votes cast by the shareholders of the Savings Bank at any legal meeting.





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